Exhibit 99.2

Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services, net	$424,534	$407,656	$1,810,457	$1,719,567
Management fee revenue - administrative services, net	14,628	13,738	57,204	53,632
Administrative services reimbursement revenue	150,705	147,694	582,010	580,336
Service agreement revenue	6,873	7,380	27,627	28,677
Total operating revenue	596,740	576,468	2,477,298	2,382,212

Operating expenses
Cost of operations - policy issuance and renewal services	377,335	354,016	1,537,949	1,457,533
Cost of operations - administrative services	150,705	147,694	582,010	580,336
Total operating expenses	528,040	501,710	2,119,959	2,037,869
Operating income	68,700	74,758	357,339	344,343

Investment income
Net investment income	8,200	8,626	33,399	30,209
Net realized investment gains (losses)	602	(1,513)	6,103	(2,010)
Net impairment losses recognized in earnings	(2)	(935)	(195)	(1,581)
Equity in (losses) earnings of limited partnerships	(1,886)	(1,183)	660	(822)
Total investment income	6,914	4,995	39,967	25,796

Interest expense, net	24	596	856	2,460
Other income	60	3,485	255	3,641
Income before income taxes	75,650	82,642	396,705	371,320
Income tax expense	16,063	20,328	79,884	83,096
Net income	$59,587	$62,314	$316,821	$288,224

Earnings Per Share
Net income per share
Class A common stock – basic	$1.28	$1.34	$6.80	$6.19
Class A common stock – diluted	$1.14	$1.19	$6.06	$5.51
Class B common stock – basic and diluted	$192	$201	$1,020	$928

Weighted average shares outstanding – Basic
Class A common stock	46,189,033	46,188,978	46,188,836	46,188,637
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,327,607	52,319,918	52,319,860	52,315,213
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$0.9650	$0.9000	$3.6650	$3.4200
Class B common stock	$144.750	$135.000	$549.750	$513.000

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$336,739	$266,417
Available-for-sale securities	32,810	402,339
Equity securities	2,381	—
Receivables from Erie Insurance Exchange and affiliates	468,636	449,873
Prepaid expenses and other current assets	44,943	36,892
Federal income taxes recoverable	462	8,162
Accrued investment income	5,433	5,263
Total current assets	891,404	1,168,946

Available-for-sale securities	697,891	346,184
Equity securities	64,752	11,853
Limited partnership investments	26,775	34,821
Fixed assets, net	221,379	130,832
Deferred income taxes, net	17,186	24,101
Other assets	96,853	61,590
Total assets	$2,016,240	$1,778,327

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$262,963	$241,573
Agent bonuses	96,053	103,462
Accounts payable and accrued liabilities	134,957	111,291
Dividends payable	44,940	41,910
Contract liability	35,938	33,854
Deferred executive compensation	10,882	13,107
Current portion of long-term borrowings	1,979	1,870
Total current liabilities	587,712	547,067

Defined benefit pension plan	145,659	116,866
Contract liability	18,435	17,873
Deferred executive compensation	13,734	13,075
Long-term borrowings	95,842	97,860
Other long-term liabilities	21,605	11,914
Total liabilities	882,987	804,655

Shareholders' equity	1,133,253	973,672
Total liabilities and shareholders' equity	$2,016,240	$1,778,327

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